Exhibit 99.01

OGE Energy Corp. reports second quarter 2025 results

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), today reported earnings of $0.53 per diluted share during the three months that ended June 30, 2025, compared to $0.51 per diluted share in the second quarter 2024.

•
OG&E, a regulated electric company, contributed earnings of $0.53 per diluted share in the second quarter, compared to earnings of $0.54 per diluted share in the second quarter 2024.
•
Other operations diluted earnings per share, which includes the holding company, was flat in the second quarter, compared to a loss of $0.03 per diluted share in the second quarter 2024.

“Given the strong economies in Oklahoma and Arkansas, we are currently constructing approximately 550 MW of new natural gas combustion turbine generation projects which will be operational in 2026," stated Sean Trauschke, Chairman, President, and CEO of OGE Energy Corp. “We have proposed two additional natural gas combustion turbines, which are expected to be operational by the end of 2029. These projects are part of our broader strategy to ensure reliable and affordable service while addressing the increasing energy needs of our customers."

Second Quarter 2025 results

OG&E contributed net income of $107.7 million, or $0.53 per diluted share, in the second quarter compared to $109.3 million, or $0.54 per diluted share, in the same period 2024. The decrease in net income was primarily due to milder weather compared to last year and higher interest and depreciation expense on a growing asset base, partially offset by increased recovery of capital investments, higher weather-normalized load, and lower operation and maintenance expense.

Other Operations resulted in a loss of $0.2 million in the second quarter compared to a loss of $7.0 million, or $0.03 per diluted share, in the same period 2024. The decrease in net loss was primarily due to a one-time benefit related to legacy midstream operations.

OGE Energy's net income was $107.5 million or $0.53 per diluted share in the second quarter, compared to earnings of $102.3 million, or $0.51 per diluted share, in the same period 2024.

2025 Outlook

OGE Energy's 2025 consolidated earnings guidance remains projected to be within a range of $2.21 to $2.33 per average diluted share. Due to year-to-date performance and continued strong economic growth in Oklahoma and Arkansas, OGE Energy’s consolidated earnings are expected to be in the top half of its 2025 earnings guidance range. This guidance assumes, among other things, normal weather for the remainder of the year. OG&E has significant seasonality in its earnings due to weather on a year-over-year basis.

See OGE Energy’s 2024 Form 10-K for other key factors and assumptions underlying its 2025 guidance.

Conference Call Webcast

OGE Energy Corp. will host an earnings and business update conference call on Wednesday, July 30, 2025, at 8 a.m. CDT. The conference will be available through the Investor Center at www.oge.com.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company, potentially through deregulation; the impact on demand for the Company's services resulting from cost competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; the ability of the Company to meet future capacity requirements mandated by the SPP, which could be impacted by future load growth, environmental regulations recently finalized by the EPA, and the availability of resources; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including the Company losing control of their assets and potential ransoms, and other catastrophic events; the availability, cost, coverage and terms of insurance; changes in the use, perception or regulation of generative artificial intelligence technologies, which could limit the Company's ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to the Company's business, reputation or financial results; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the electric utility and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, interest rate fluctuations, supply chain disruptions, economic recessions, pandemic health events, tariffs and uncertainty surrounding continued hostilities or sustained military campaigns, and their collateral consequences; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to those described in the Company's Form 10-Q for the quarter ended June 30, 2025; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed within the Company's most recent Form 10-K for the year ended December 31, 2024.

Note: Condensed Consolidated Statements of Income for OGE Energy Corp., Condensed Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

OGE ENERGY CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2025	2024	2025	2024
OPERATING REVENUES
Revenues from contracts with customers	$719.7	$644.1	$1,460.8	$1,226.7
Other revenues	21.9	18.5	28.5	32.7
Operating revenues	741.6	662.6	1,489.3	1,259.4
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	261.1	193.9	585.1	426.1
OPERATING EXPENSES
Other operation and maintenance	127.1	130.4	248.9	262.8
Depreciation and amortization	140.6	135.5	278.0	264.7
Taxes other than income	26.2	26.9	57.4	55.9
Operating expenses	293.9	292.8	584.3	583.4
OPERATING INCOME	186.6	175.9	319.9	249.9
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	6.0	6.6	13.0	11.3
Other net periodic benefit income (expense)	(2.9)	1.6	(5.5)	3.3
Other income	17.2	8.9	24.2	13.4
Other expense	(5.2)	(6.6)	(9.7)	(11.1)
Net other income	15.1	10.5	22.0	16.9
INTEREST EXPENSE
Interest on long-term debt	66.6	54.9	128.0	106.9
Allowance for borrowed funds used during construction	(3.7)	(3.4)	(8.2)	(6.8)
Interest on short-term debt and other interest charges	9.3	13.4	19.7	25.0
Interest expense	72.2	64.9	139.5	125.1
INCOME BEFORE TAXES	129.5	121.5	202.4	141.7
INCOME TAX EXPENSE	22.0	19.2	32.2	20.8
NET INCOME	$107.5	$102.3	$170.2	$120.9
BASIC AVERAGE COMMON SHARES OUTSTANDING	201.3	200.8	201.3	200.6
DILUTED AVERAGE COMMON SHARES OUTSTANDING	202.1	201.4	202.0	201.0
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.53	$0.51	$0.85	$0.60
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.53	$0.51	$0.84	$0.60

OKLAHOMA GAS AND ELECTRIC COMPANY

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2025	2024	2025	2024
OPERATING REVENUES
Revenues from contracts with customers	$719.7	$644.1	$1,460.8	$1,226.7
Other revenues	21.9	18.5	28.5	32.7
Operating revenues	741.6	662.6	1,489.3	1,259.4
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	261.1	193.9	585.1	426.1
OPERATING EXPENSES
Other operation and maintenance	126.3	130.2	248.1	262.6
Depreciation and amortization	140.6	135.5	278.0	264.7
Taxes other than income	26.2	26.9	57.4	55.9
Operating expenses	293.1	292.6	583.5	583.2
OPERATING INCOME	187.4	176.1	320.7	250.1
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	6.0	6.6	13.0	11.3
Other net periodic benefit income (expense)	(2.6)	1.8	(5.1)	3.6
Other income	4.1	3.2	9.4	5.2
Other expense	(0.5)	(1.4)	(1.4)	(3.3)
Net other income	7.0	10.2	15.9	16.8
INTEREST EXPENSE
Interest on long-term debt	60.8	51.3	116.4	102.4
Allowance for borrowed funds used during construction	(3.7)	(3.4)	(8.2)	(6.8)
Interest on short-term debt and other interest charges	6.3	7.0	12.0	10.7
Interest expense	63.4	54.9	120.2	106.3
INCOME BEFORE TAXES	131.0	131.4	216.4	160.6
INCOME TAX EXPENSE	23.3	22.1	37.7	26.1
NET INCOME	$107.7	$109.3	$178.7	$134.5
Other comprehensive income, net of tax	—	—	—	—
COMPREHENSIVE INCOME	$107.7	$109.3	$178.7	$134.5

OKLAHOMA GAS AND ELECTRIC COMPANY

FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2025	2024	2025	2024
Operating revenues by classification:
Residential	$261.0	$247.2	$548.3	$475.3
Commercial	225.9	183.9	434.7	337.3
Industrial	60.2	56.8	122.4	111.0
Oilfield	53.2	48.2	112.4	98.3
Public authorities and street light	64.5	59.5	125.3	111.8
System sales revenues	664.8	595.6	1,343.1	1,133.7
Provision for rate refund	—	—	3.0	—
Integrated market	26.3	17.1	47.6	32.1
Transmission	42.1	42.5	81.9	78.1
Other	8.4	7.4	13.7	15.5
Total operating revenues	$741.6	$662.6	$1,489.3	$1,259.4
MWh sales by classification (In millions)
Residential	2.1	2.3	4.6	4.6
Commercial	3.1	2.5	5.8	4.6
Industrial	1.0	1.1	2.0	2.1
Oilfield	1.0	1.1	2.1	2.2
Public authorities and street light	0.7	0.8	1.4	1.5
System sales	7.9	7.8	15.9	15.0
Integrated market	0.2	0.2	0.4	0.4
Total sales	8.1	8.0	16.3	15.4
Number of customers	909,131	902,303	909,131	902,303
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	3.498	2.205	4.265	2.710
Coal	2.761	3.247	2.751	3.172
Total fuel	3.120	2.260	3.508	2.670
Total fuel and purchased power	3.076	2.321	3.437	2.641
Degree days (A)
Heating - Actual	156	117	2,056	1,812
Heating - Normal	250	249	2,139	2,136
Cooling - Actual	579	740	598	752
Cooling - Normal	553	553	563	563
(A)
Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period. The calculation of heating and cooling degree normal days is based on a 30-year average.